Registered with the Public Company

Accounting Oversight Board

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Quintec Corp.

As independent registered public accountants, we hereby consent to the use of our report dated April 18, 2014, with respect to the financial statements of Quintec Corp., in its registration statement on Form S-1/A relating to the registration of 30,000,000 shares of common stock.  We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

June 6, 2014